Exhibit 3.2.20

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CAPSTAR TX LIMITED PARTNERSHIP

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (“Agreement”) of Capstar TX Limited Partnership (the “Partnership”), a Delaware limited partnership, is hereby entered into as of March 13, 2008, by and between AMFM Shamrock Texas, Inc., a Delaware corporation, as the sole general partner (“General Partner”) and Capstar Radio Operating Company, a Delaware corporation (the “Limited Partner”) and each Limited Partner who may be admitted to the Partnership after the date hereof in accordance with the terms set forth below. Hereinafter, the General Partner and the Limited Partners shall collectively be referred to as the “Partners.”

RECITALS

A. The Partnership was formed on February 18, 1997, by the filing of a Certificate of Limited Partnership (as amended, modified, supplemented, or restated from time to time, as the context requires, the “Certificate”) in the office of the Secretary of State of the State of Delaware and entering into a Limited Partnership Agreement (the “Original Agreement”).

B. The parties hereto desire to (i) continue the Partnership as a limited partnership under the Act (as defined below) and this Agreement, (ii) provide for the governance of the Partnership, and (iii) set forth in detail their respective rights and duties to the Partnership and to amend and restate the Original Agreement in its entirety.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

The capitalized terms used in this Agreement shall have the meanings ascribed to them in this ARTICLE I. Reference to “Sections” shall be to the Sections of this Agreement, unless otherwise specifically provided. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all genders; the singular shall include the plural; and the plural shall include the singular.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time. Reference to any section of the Act shall be deemed to refer to a similar provision in any amendment to the Act.

“Affiliate” means with respect to any Person, another Person controlling, controlled by or under common control with that first Person.

“Agreement” shall have the meaning set forth in the recitals hereto.

“Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(a) To each Partner’s Capital Account there shall be credited (i) the amount of cash and the fair market value of any other property contributed by such Partner to the Partnership as a Capital Contribution (net of liabilities secured by such property or that the partnership assumes or takes the property subject to) and (ii) such Partner’s share of the net profits of the Partnership, and

(b) To each Partner’s Capital Account there shall be debited (i) the amount of cash and the fair market value of any other property distributed to such Partner (net of liabilities secured by such property or that the Partner assumes or takes the property subject to) and (ii) such Partner’s share of the net losses of the Partnership.

It is the intention of the Partners that the Capital Accounts of the Partnership be maintained in accordance with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder and that this Agreement be interpreted consistently therewith.

“Capital Contribution” means, with respect to any Partner, the amount of money and the gross asset value of any consideration (other than money) that such Partner contributes to the Partnership capital in his, her or its capacity as a Partner.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

“Fiscal Year” means for accounting and tax purposes the period beginning on January 1 and ending on December 31 of each year, except for the short taxable years in the years of the Partnership’s formation and termination and as otherwise required by the Code, and unless the General Partner shall elect another Fiscal Year for the Partnership which is a permissible taxable year under the Code.

“Limited Partner” means the Initial Limited Partner and each other limited partner admitted to the partnership after the date first written above.

“Partner” means General Partner and each Limited Partner.

“Partnership” means the limited partnership governed by this Agreement.

“Partnership Interest” means an interest in the Partnership having rights in the Partnership to share in the income, gains, losses, deductions, credits and similar items of the Partnership, to share in distributions from the Partnership, to vote and participate in management on Partnership matters, and to have access to information concerning the business and affairs of the Partnership.

“Percentage Interest” means Partner’s Partnership Interest, stated as a percentage in Exhibit A.

“Person” means any individual, partnership, trust, estate, association, corporation or other entity.

“Treasury Regulations” means income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

ARTICLE II

FORMATION

2.1 Formation. The Partners formed the Partnership under the Act in accordance with the provisions of this Agreement.

2.2 Name. The name of the Partnership is “Capstar TX Limited Partnership”.

2.3 Purpose. The Partnership is organized to engage in any lawful business or activity for which limited partnerships may be formed under the Act. The Partnership shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the purposes of the Partnership. The Partnership is authorized to take all actions as the General Partner may deem necessary or desirable to achieve the objectives described in the foregoing sentences.

2.4 Term. The term of the Partnership began when the Certificate was filed with the Secretary of State of the State of Delaware, as required by the Act, and shall continue until dissolved in accordance with the provisions of this Agreement.

2.5 Registered Office and Registered Agent. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

ARTICLE III

CONTRIBUTIONS

3.1 Capital Contributions. The Partners made Capital Contributions to the Partnership as provided in Exhibit A.

3.2 Additional Contributions. No Partner shall be required to make any additional Capital Contributions or otherwise advance funds to the Partnership. No Limited Partner shall be personally liable for payment or performance of any Partnership obligation, except to the extent that a Partner may be required to return a distribution to the Partnership under the Act.

(a) Partnership Interests. Each Partner shall each have Partnership Interests in the Partnership as set forth in Exhibit A, such Partnership Interests may be adjusted from time to time, pursuant to this Agreement. A Capital Account shall be established and maintained for each Partner in accordance with Treasury Regulation Section 1.704-l(b)(2)(iv)(b).

3.3 Withdrawals and Return of Capital. No Partner shall have the right to withdraw from the Partnership except with the consent of the General Partner and upon such terms and conditions as may be specifically agreed upon between the General Partner and the withdrawing partner. A Partner shall not have the right to demand the return of any Capital Contribution. If Partnership property remaining after the payment or discharge of Partnership expenses is insufficient to return any Partner’s Capital Contributions, the Partner shall have no recourse against any of the Partners or against the Partnership.

ARTICLE IV

ALLOCATION OF NET PROFITS AND NET LOSSES

4.1 Allocations of Net Profits and Net Losses. Net profits and net losses (and to the extent necessary, individual items of income, gain, loss, deduction or credit) for any Fiscal Year shall be allocated among the Partners in such a manner that, if, immediately after such allocation, the Partnership were wound up, all of its assets sold at their gross asset value and its liabilities settled in cash according to their terms (limited, with respect to each nonrecourse liability, to the gross asset values of the Assets securing such liability) at the end of the Fiscal Year, and the resulting cash distributed pursuant to Section 10.2, such distributions would be, as nearly as possible, equal to the distributions that would be made to each Partner pursuant to Section 5.1 of the Agreement computed immediately prior to the hypothetical sale of assets. There are hereby included in this Agreement such provisions governing the allocation of income, gain, loss, deductions and credit (and items thereof) as may be necessary to provide that the Partnership’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of so-called “Non-recourse Deductions” and “Partner Non recourse Deductions” and the chargeback thereof as set forth in the Treasury Regulations under Section 704(b) of the Code.

4.2 Other Allocation Rules.

(a) Additional Limited Partners. The General Partner shall have the right to admit additional General Partners and additional Limited Partners upon such terms and conditions, at such time or times, and for such capital contributions as shall be determined by the General Partner; and in connection with any such admission, the General Partner shall have the right to amend Exhibit A hereof to reflect the capital contribution of the admitted Partner. If additional Limited Partners are admitted to the Partnership on different dates during any Fiscal Year, the net profits (or net losses) for each Fiscal Year shall be allocated among them in proportion to their Partnership Interests that each holds from time to time in accordance with Code Section 706, using any convention permitted by law and selected by the General Partner.

(b) Method of Accounting. The books and records of the Partnership shall be maintained using the accrual method and in accordance with this Agreement and reasonable accounting practices; provided however, the General Partner may elect to keep books and records on the cash method basis of accounting for income tax purposes.

(c) Allocation Dates. Net profits, net losses and any other items of income, gain, loss or deduction shall be allocated to the Partners pursuant to this ARTICLE IV as of the last day of each Fiscal Year; provided that, net profits, net losses and such other items shall be allocated at such times as the gross asset values of Partnership property are adjusted.

(d) Tax Allocations.

(i) For each Fiscal Year, items of income, gain, loss, deduction or credit shall be allocated solely for income tax purposes among Partners in any manner, as reasonably determined by the General Partner, that reflects equitably amounts credited or debited to each Partners’ Capital Account for the current and prior Fiscal Year. In making such determination, the General Partner shall be guided by the rules and principles of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder.

(ii) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of the property to the Partnership for federal income tax purposes and its gross asset value at the time it is contributed. Net realized income or gain attributable to any contributed property with Code Section 704(c) built-in gain shall be allocated first to any Partner who contributed such property in an amount sufficient to eliminate the differential between the book and tax accounts. If the gross asset value of any Partnership property is adjusted, subsequent allocations of income, gain, loss, and deduction with respect to that property shall take into account any variation between its adjusted basis for federal income tax purposes and its gross asset value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to these allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. These allocations are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Capital Account or share of net profits, net losses, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE V

DISTRIBUTIONS

5.1 Distributions. All cash and other assets of the Partnership may be distributed from time to time at the discretion of the General Partner. All amounts to be distributed to the Limited Partners shall be divided between the General Partner and the Limited Partners pro rata in proportion to their respective Percentage Interests.

5.2 Tax Distributions. Notwithstanding Section 5.1, to the extent not distributed in cash pursuant to Section 5.1, there shall be distributed to the Partners with respect to each Fiscal Year, no later than April 10 in the following Fiscal Year, an amount in cash equal to any income tax (including estimated income tax) imposed with respect to the amounts of net profits and net losses allocated to such Partner for federal and state income tax purposes pursuant to Section 4.1. Any such distributions shall be applied to reduce subsequent distributions to such Partner under Section 5.1.

5.3 Withholding. Each Partner agrees to the withholding from any amount distributable by the Partnership to that Partner of any tax that is required to be withheld pursuant to any provision of the Code or any provision of any state or local law. Any amounts paid by the Partnership to any governmental entity in satisfaction of any withholding obligation of a Partner shall be treated as if a cash payment had been made by the Partnership to such Partner in an equal amount, and shall be treated as a payment to such Partner under this Agreement. At any time that payments to be made by the Partnership to a Partner are, in the General Partner’s reasonable discretion, subject to withholding, the Partnership is expressly authorized to make such payments to such Partner net of the amount of the withholding the General Partner determines, in its reasonable discretion, to be the appropriate amount. At any time the General Partner determines, in its reasonable discretion, that a withholding obligation has arisen as to a Partner and that no payments are then due to be made to such Partner or such payments then due to be made to such Partner are insufficient to cover such withholding obligation, such Partner shall pay the Partnership, promptly after written notice to such Partner, an amount equal to the amount that the General Partner determines, in his, her or its reasonable discretion, is the appropriate amount of withholding.

ARTICLE VI

AUTHORITY OF THE GENERAL PARTNER

6.1 Authority of General Partner.

(a) Permitted Acts. Subject to the provisions of Section 6.1(b), the General Partner shall have the exclusive authority to manage the operations and affairs of the Partnership, shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the General Partner’s immediate possession or control, and shall have all authority, rights and powers conferred by law and those required or appropriate for the management of the Partnership business.

(b) Limitations and Restrictions. The General Partner shall not have the authority to do the following without the unanimous prior consent of the Limited Partners:

(i) Perform any act (other than an act required by this Agreement or any act taken in good faith in reliance upon counsel’s opinion that such act will not subject any Limited Partner to liability as a general partner) which would, at the time the act occurred, subject any Limited Partner to liability as a general partner in any jurisdiction;

(ii) Employ, or permit to employ, the funds or assets of the Partnership in any manner except for the exclusive benefit of the Partnership; or

(iii) Commingle Partnership property with those of any other person or entity.

(c) No Personal Liability. The General Partner shall have no personal liability for the repayment of the Capital Contributions of any Partner.

(d) General Partner as Tax Matters Partner. The General Partner is designated the tax matters partner (“TMP”) as provided in Section 6231(a)(7)(A) of the Code and analogous provisions of state or local law.

6.2 Indemnification of General Partner. The Partnership shall indemnify the General Partner against any liability, loss or expense, including without limitation reasonable attorneys’ fees, litigation costs, settlement amounts and judgments, it may incur by reason of any act or omission in connection with the management and operation of the Partnership and its business, unless the liability, loss or expense is caused by the willful misconduct, bad faith or gross negligence of the General Partner or its directors, officers, employees or agents. The indemnity contained in this Section 6.2 shall not be recoverable from the Limited Partners.

6.3 Reimbursement. The Partnership shall reimburse the General Partner or Affiliate for the actual cost to the General Partner or Affiliate (or pay directly the cost) of goods, materials and services used for or by the Partnership and obtained from entities unaffiliated with any General Partner or any Affiliate.

6.4 Removal of the General Partner. The General Partner may not be removed as a General Partner of the Partnership.

6.5 Election of New General Partner. In the event any person ceases to be a General Partner, the former General Partner or the authorized representative of the former General Partner may appoint one or more persons to be the General Partner.

6.6 Assignment By The General Partner. A General Partner’s general partnership interest in the Partnership shall be assignable without the consent of the Limited Partners.

ARTICLE VII

AUTHORITY OF THE LIMITED PARTNERS

7.1 No Management and Control. The Limited Partners shall take no part in or interfere in any manner with the control, conduct or operation of the Partnership and shall have no right or authority to act for or bind the Partnership.

7.2 Limitations. Without limiting the generality of Section 7.1, a Limited Partner shall not have the right or authority to: (i) withdraw or reduce its Capital Contribution, (ii) force a distribution under ARTICLE V; (iii) bring an action for partition against the Partnership or any Partnership property, (iv) cause the termination and dissolution of the Partnership, (v) demand or receive property other than cash in return for its Capital Contribution; or (vi) amend this Agreement. Other than upon the termination and dissolution of the Partnership as provided by this Agreement, there has been no time agreed upon when the Capital Contributions of each Limited Partner will be returned.

7.3 Limited Liability. The Limited Partners shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership.

ARTICLE VIII

BOOKS AND RECORDS

8.1 Books and Records. The Partnership shall maintain at its principal office all of the following:

(a) A current list of the full name and last known business or residence address of each Partner set forth in alphabetical order, together with the Capital Contributions of and the Partnership Interest owned by each Partner;

(b) A copy of the certificate of limited partnership and all certificates of amendment, together with executed copies of any powers of attorney pursuant to which any certificate has been executed;

(c) Copies of the Partnership’s federal, state and local income tax or information returns and reports for the six most recent taxable years;

(d) Copies of the Agreement and all amendments thereto;

(e) Financial statements of the Partnership for the six most recent Fiscal Years; and

(f) The Partnership’s books and records for the current and past three Fiscal Years.

ARTICLE IX

TRANSFER OF LIMITED PARTNERSHIP INTERESTS

9.1 No Assignment. No Limited Partner may transfer, directly or indirectly, all or any part of its Partnership Interest without the prior written consent of the General Partner.

9.2 Assignment Not In Compliance. Any assignment, sale, exchange or other transfer in contravention of Section 9.1 shall be void and of no effect, and shall not bind nor be recognized by the Partnership.

ARTICLE X

DISSOLUTION AND LIQUIDATION

10.1 Events Causing Dissolution. The Partnership shall be dissolved upon the earliest to occur of the following events:

(a) The sale of all or substantially all of the assets of the Partnership;

(b) The election to dissolve approved by all Limited Partners; or

(c) The expiration of the term of the Partnership.

10.2 Distribution on Dissolution. The General Partner shall be responsible for winding up and liquidating the assets as promptly as is consistent with obtaining the fair value of the assets of the Partnership and shall solicit and sell the assets of the Partnership. Except as decided by the General Partner, no Partnership assets shall be distributed in kind, to either the Limited Partner or the General Partner, but rather all Partnership assets shall be liquidated. The General Partner shall apply and distribute the proceeds of the sale of the Partnership assets after crediting and/or debiting the Capital Accounts of the Partners with the net income or net loss of the Partnership with respect to such sale(s), in the following order:

(a) To the payment of creditors of the Partnership in the priority provided by law. In the sole and absolute discretion of the General Partner, reserves may be established to meet any contingent obligations or liabilities (If and when such contingencies shall cease to exist, any remaining assets will be distributed in accordance with this Section 10.2); and

(b) To the General Partner and the Limited Partners in accordance with the positive balance in their respective Capital Accounts, after taking into account all adjustments that are required herein to such accounts for the taxable year of the Partnership during which the liquidation occurs (other than adjustments required by the distributions themselves or by Section 10.3).

10.3 Deficit Capital Accounts. In the event the General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the taxable year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(3). If any Limited Partner has a deficit balance in his, her or its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

ARTICLE XI

MISCELLANEOUS

11.1 Headings. The headings used in this Agreement are intended principally for convenience and shall not, by themselves, determine the Partners’ rights and obligations.

11.2 Time of Essence. All times and dates in this Agreement shall be of the essence.

11.3 Entire Agreement. This Agreement (including its exhibits) comprises the entire understanding and agreement between the Partners and supersedes all prior and contemporaneous discussions, negotiations, agreements and communications between any of the Partners, whether oral or written, with respect to the subject matter of this Agreement.

11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, as applied to contracts among residents of Delaware wholly to be performed within such state.

11.5 Attorneys’ Fees. If any Partner seeks to enforce his, her or its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay the prevailing party’s costs and expenses, including without limitation reasonable attorneys’ fees.

11.6 Severability. If any provision of this Agreement is determined to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties. In any event, all of the other provisions shall be deemed valid and enforceable to the greatest possible extent.

11.7 Amendments to Partnership Agreement. Except as required by the Act, the terms and provisions of this Agreement may be modified or amended at any time and from time to time by the General Partner with the consent of each Limited Partner.

11.8 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or deposited in the U.S. mail, first class and postage prepaid, addressed to the Partnership at its principal executive office or to the Partners at their respective addresses appearing on the Partnership’s books from time to time. Notice shall be deemed duly given upon personal delivery or, if mailed, five days after mailing. The foregoing addresses may be changed by notice given as provided in this Agreement.

11.9 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

11.10 Cross-References. All cross-references in this Agreement, unless specifically stated otherwise, refer to provisions of this Agreement.

11.11 Further Assurances. Each Partner shall execute, with acknowledgment or affidavit if required, all documents and writings reasonably necessary or desirable for the formation of this Partnership and the achievement of its purpose. Each individual signing this Agreement hereby personally represents and warrants that he, she or it is duly authorized to execute and deliver this Agreement on behalf of the party to this Agreement named immediately to the left of such individual’s signature.

11.12 Waiver. No waiver of any provision of this Agreement shall be deemed effective unless contained in a writing signed by the party against whom the waiver is sought to be enforced. No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy, and no waiver of any breach or failure to perform shall be deemed a waiver of any subsequent breach or failure to perform or of any other right arising under this Agreement.

11.13 Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among Partners, putative Partners and the Partnership. This Agreement is not intended for the benefit of non-Partner creditors and does not grant any rights to non-Partner creditors.

IN WITNESS WHEREOF, each of the Partners has executed this Amended and Restated Limited Partnership Agreement as of the date first written above.

GENERAL PARTNER

AMFM Shamrock Texas, Inc.

By:	/s/ Brian Coleman
Name:	Brian Coleman
Title:	Senior Vice President - Treasurer

LIMITED PARTNER

Capstar Radio Operating Company

By:	/s/ Brian Coleman
Name:	Brian Coleman
Title:	Senior Vice President - Treasurer

Signature page to

Amended and Restated Limited Partnership Agreement

EXHIBIT A

General Partner	Capital Contribution	Percentage Interest
AMFM Shamrock Texas, Inc.		1.0%

Limited Partner	Capital Contribution	Percentage Interest
Capstar Radio Operating Company		99.0%